  Exhibit 99.1

      Lakeland Industries, Inc. Reports Fiscal 2020 First Quarter Financial Results

RONKONKOMA, NY – June 10, 2019 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2020 first quarter ended April 30, 2019.

Fiscal 2020 First Quarter Financial Results Highlights and Recent Developments
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Net sales for Q1FY20 of $24.7 million, compared with Q1FY19 of $24.3 million and Q4FY19 of $25.0 million
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Gross profit for Q1FY20 of $7.6 million, compared with Q1FY19 of $9.5 million and Q4FY19 of $6.9 million
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Gross margin as a percentage of net sales in Q1FY20 was 30.6%, compared to 39.0% in Q1FY19 and 27.7% in Q4FY19
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Operating expenses of $7.9 million in Q1FY20, up from $7.1 million in Q1FY19 but down from $8.4 million in Q4FY19
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Q1FY20 sales, gross profit/margin and operating expenses were negatively impacted by enterprise resource planning (“ERP”) implementation and reflect substantial build-out of new manufacturing and fulfillment facilities in Vietnam and India during trailing 12-month period
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Net loss of $(465,000) or $(0.06) per basic share for Q1FY20, compared with net income of $1.9 million or $0.23 per basic share in Q1FY19 and net loss of $(1.9) million or $(0.24) per basic share in Q4FY19
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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* of $269,000, as compared to $2.7 million in Q1FY19 and a loss of $(932,000) in Q4FY19
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Capital expenditures for fiscal 2020 first quarter were $200,000 as compared with approximately $300,000 in the fiscal 2019 period
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Cash of $14.3 million at end of Q1FY20, up from $12.8 million at end of fiscal 2019
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Total debt was $1,279,000 at end of Q1FY20, down from $1,319,000 at end of fiscal 2019
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No shares were repurchased during the three-month period ended April 30, 2019

* Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Our first quarter fiscal 2020 results show important progress from the fourth quarter of last year. Most notable on a sequential basis, we delivered an improvement in gross margin, a reduction of operating expenses, lower operating and net losses, and a return to Adjusted EBITDA profitability. With the sequential performance measures providing perspective on the headway we have been making, we believe we are now past a major part of the challenging aspects of our initiatives, although significant work remains to be done to fully capitalize on the many opportunities available in the markets in which we operate.

“We are now on our way toward the completion of the ERP system installation for our domestic operations – more than half of our total business -- that ultimately should drive meaningful benefits throughout our global organization. However, the challenges for optimizing the system let alone conduct business as usual have led to significantly greater than anticipated costs in freight and labor, delivery delays and disruption in our finance department which had been leading this process. In May we engaged a specialist to spearhead the ERP implementation program and are conducting a search for a highly experienced Chief Financial Officer. As a result, we now anticipate roll out of our ERP system to foreign entities to begin in the first quarter of fiscal 2021.

“Similar to the fourth quarter, the ERP system in the US led to lower domestic sales and gross margins due to order processing issues and, particularly in the first quarter, the significant expense incurred to ensure to the extent possible that our customers received their shipments on time. That our gross margin increased from the fourth quarter amid these challenges as well as pricing pressure in select markets and other macroeconomic concerns demonstrates the potential for revenue growth and profitability expansion once conditions normalize. In hindsight it would have been preferable to have delayed our ERP implementation. We cannot rewrite history and are doing our utmost to bring operations back to normal.

“The other critical change to our business has been the ramping of our Vietnam manufacturing and associated operations along with our new facility in India. We have been investing in these facilities for more than a year, while adding in-country sales and warehousing capabilities. Capital expenditures for equipment peaked last year, so we are now spending less in fiscal 2020. Staffing in Vietnam has been elevated to near capacity and we are training the staff while transitioning some of the production headcount from China to the new facility. Following a training regimen to yield more efficient output over the next few quarters, we expect a much lower cost tariff-free manufacturing platform to further bolster our financial performance. Sales within Vietnam and India are also gaining traction.

“Our efforts to strengthen our global marketing channels and manufacturing capabilities and improve our overall financial performance are gaining ground. At the same time, in the first quarter of fiscal 2020, we increased our cash position and modestly reduced the little debt that remains on our balance sheet. We are encouraged by the Company’s direction and progress.”

Fiscal 2020 First Quarter Financial Results

Net sales were $24.7 million for the three months ended April 30, 2019, as compared to $24.3 million for the three months ended April 30, 2018 and $25.0 million for the three months ended January 31, 2019. On a consolidated basis for the first quarter of fiscal 2020, domestic sales were $12.9 million or 52% of total revenues and international sales were $11.8 million or 48% of total revenues. This compares with domestic sales of $12.3 million or 51% of the total, and internationals sales of $12.0 million or 49% of the total in the same period of fiscal 2019.

The Company experienced sales growth domestically, despite delivery challenges associated with the ERP implementation, as well as in all operating regions in the Americas excluding Mexico. Sales in Mexico were lower due to a large, recurring customer bid for FR garments that was previously won and filled but has not been republished yet this year. Pricing pressure, from two of our major competitors and unfavorable foreign exchange currency translations negatively impacted sales in the UK and Europe as reported on a consolidated basis in US dollars. One of our major customers in the Asia Pacific Region has made the decision to exit the protective clothing market in the region resulting in a modest reduction in sales in Asia/Pacific Rim.

Gross profit of $7.6 million for fiscal 2020 first quarter declined from $9.5 million for the same period of the prior year but increased from $6.9 million in the fourth quarter of fiscal 2019. Gross profit as a percentage of net sales was 30.6% for fiscal 2020 first quarter, down from 39.0% a year ago and higher than 27.7% reported in the fourth quarter of fiscal 2019.

Gross margin in dollars and as a percentage of sales for the first quarter of fiscal 2020 as compared to the prior year period decreased primarily because of a decline of 10 percentage points for products sold in the US which results from increased manufacturing expenses in China due to increased labor costs and Vietnam start-up expenses, coupled with increased expenses across distribution and supply chain management associated with the implementation of the new ERP system. A more competitive pricing environment as compared to a year ago and product mix variations also contributed to the financial performance. As compared to the fourth quarter of fiscal 2019 on a sequential basis, the improvements in both gross margin in dollars and as a percentage of sales reflects progress in reducing costs from their more recent elevated levels and higher consolidated global sales.

Operating expenses increased 11.0% from $7.1 million for the three months ended April 30, 2018 to $7.9 million for the three months ended April 30, 2019, and declined 6.0% from $8.4 million for the fourth quarter of fiscal 2019. Operating expenses as a percentage of net sales was 31.9% for the three months ended April 30, 2019, compared to 29.1% for the three months ended April 30, 2018 and 33.6% for the three months ended January 31, 2019. The main factors for the increase in operating expenses on a year-over-year basis are higher expenses for increased business activities as the Company has expanded its global operations and production capacity, added staff and grew its customer list and revenue base along with continued professional and labor expenses relating to matters surrounding the ERP conversion.

Lakeland reported an operating loss of $(0.3) million for the three months ended April 30, 2019, down from operating profit of $2.4 million for the three months ended April 30, 2018 and an improvement from an operating loss of $(1.5) million for the three months ended January 31, 2019. Operating margins were (1.3%) for the three months ended April 30, 2019, 9.9% for the three months ended April 30, 2018 and (6.0)% for the three months ended January 31, 2019.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $0.1 million for the three months ended April 30, 2019, compared to $0.5 million for the three months ended April 30, 2018.

The Company reported a net loss of $(0.5) million or $(0.06) per basic share for the three months ended April 30, 2019, compared to net income of $1.9 million or $0.23 per basic share for the three months ended April 30, 2018 and a net loss of $(1.9) million or $(0.24) per basic share for the three months ended January 31, 2019. The results for three months ended April 30, 2019 as compared to the prior year period are primarily due to the reduction in gross profit and the increase of operating expenses. Sequentially from the fourth quarter of fiscal 2019, Lakeland reduced its net loss but continue to reflect higher spending on growth initiatives and challenges relating to the continued ERP implementation as noted above.

As of April 30, 2019, Lakeland had cash and cash equivalents of approximately $14.3 million and working capital of $64.1 million. Cash and cash equivalents increased nearly $1.5 million from the beginning of the fiscal year, while working capital modestly decreased by $1.0 million. The Company’s $20 million revolving credit facility had a $0 balance as of April 30, 2019, unchanged from the end of the prior fiscal year. Total debt outstanding at April 30, 2019 was less than $1.3 million, down $40,000 from over $1.3 million at January 31, 2019.

The Company incurred capital expenditures of approximately $0.2 million during the first quarter of fiscal 2020, down from $0.3 million in the first quarter of the prior year. Capital expenditures for all of fiscal 2019 were $3.1 million and are expected to decline to approximately $2.0 million for fiscal 2020, with the majority of spending in the current year allocated toward the phased global rollout of the ERP system and additional manufacturing capacity in Vietnam and India.

No shares were repurchased during the three-month period ended April 30, 2019 as part of the Company’s $2.5 million stock repurchase program approved on July 19, 2016. To date, $1.2 million was spent to repurchase 105,648 shares.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company's fiscal 2020 first quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 844-602-0380 (Domestic) or 862-298-0970 (International). For a replay of this call through June 17, 2019, dial 877-481-4010, Pass Code 49475.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.                                                        Darrow Associates
631-981-9700                                                                         512-551-9296
Christopher Ryan, CJRyan@lakeland.com                            Jordan Darrow, jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($000’s) Except Share Information
ASSETS	April 30,	January 31,
	2019	2019
Current assets
Cash and cash equivalents	$14,282	$12,831
Accounts receivable, net of allowance for doubtful accounts of $539 and $434 at April 30, 2019 and January 31, 2019, respectively	15,167	16,477
Inventories	46,761	42,365
Prepaid VAT tax and other taxes	1,351	1,478
Other current assets	2,558	2,319
Total current assets	80,119	75,470
Property and equipment, net	10,596	10,781
Operating leases right-of-use assets	2,234	-----
Deferred tax assets	7,425	7,267
Prepaid VAT and other taxes	176	176
Other assets	144	158
Goodwill	871	871
Total assets	$101,565	$94,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,440	$6,214
Accrued compensation and benefits	1,655	1,137
Other accrued expenses	3,061	2,825
Current maturity of long-term debt	158	158
Current portion of operating lease liabilities	676	-----
Total current liabilities	15,990	10,334
Long-term portion of debt	1,121	1,161
Long-term portion of operating lease liabilities	1,559	-----
Total noncurrent liabilities	2,680	1,161
Total liabilities	18,670	11,495
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares Issued 8,475,929 shares; outstanding 8,013,840 shares at April 30, 2019 and January 31, 2019, respectively	85	85
Treasury stock, at cost; 462,089 shares	(4,517)	(4,517)
Additional paid-in capital	75,813	75,612
Retained earnings	13,835	14,300
Accumulated other comprehensive loss	(2,321)	(2,252)
Total stockholders' equity	82,895	83,228
Total liabilities and stockholders' equity	$101,565	$94,723

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($000’s) Except Share Information

	Three Months Ended April 30,
	2019	2018
Net sales	$24,684	$24,344
Cost of goods sold	17,130	14,840
Gross profit	7,554	9,504
Operating expenses	7,869	7,088
Operating profit (loss)	(315)	2,416
Other income (expense), net	(27)	(1)
Interest expense	(34)	(31)
Income (loss) before taxes	(376)	2,384
Income tax expense	89	517
Net income (loss)	$(465)	$1,867
Net income (loss) per common share:
Basic	$(0.06)	$0.23
Diluted	$(0.06)	$0.23
Weighted average common shares outstanding:
Basic	8,013,840	8,116,199
Diluted	8,013,840	8,160,380

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES Operating Results ($000)
Reconciliation to GAAP Results

	Three months ended April 30,
	2019	2018

Net sales	$24,684	$24,344
Year over year growth	1.40%	6.0%
Gross profit	7,554	9,504
Gross profit %	30.60%	39.0%
Operating expenses	7,869	7,088
Operating expenses as a percentage of sales	31.88%	29.1%
Operating income (loss)	(315)	2,416
Operating income (loss) as a percentage of sales	(1.28%)	9.9%
Interest expense	(34)	(31)
Other income (expense), net	(27)	(1)
Pretax income (loss)	(376)	2,384
Income tax expense	89	517
Net income (loss)	$(465)	$1,867

Weighted average shares for EPS-Basic	8,013,840	8,116,199
Net income (loss) per share	$(0.06)	$0.23

Operating income (loss)	$(315)	$2,416
Depreciation and amortization	383	187
EBITDA	68	2,603
Equity Compensation	201	119
Adjusted EBITDA	269	2,722
Cash paid for taxes (foreign)	276	303
Capital expenditures	168	272
Free cash flow	$(175)	$2,147

TTM Adjusted EBITDA	$2,821	$9,640
TTM cash paid for taxes (foreign)	1,640	1,179
TTM capital expenditures	2,999	1,036
TTM free cash flow	$(1,818)	$7,425

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended April 30,
	2019	2018
Net Income (loss) to EBITDA
Net Income (loss)	$(465)	$1,867
Interest	34	31
Taxes	89	517
Depreciation and amortization	383	187
Less Other income (expense), net	(27)	(1)
EBITDA	68	2,603
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses)
EBITDA	68	2,603
Equity compensation	201	119

Adjusted EBITDA (excluding non-cash and one-time expenses)	269	2,722
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
Adjusted EBITDA (excluding non-cash and one-time expenses)	269	2,722
Cash paid for taxes (foreign)	276	303
Capital expenditures	168	272
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	$(175)	$2,147